(Corrected)

FOR IMMEDIATE RELEASE

WashingtonFirst Bankshares Inc.

Announces Earnings for the Fourth Quarter 2012

Reston, VA, February 26, 2013 - WashingtonFirst Bankshares Inc. (NASDAQ: WFBI) (the "Company"), the holding company for WashingtonFirst Bank (the "Bank"), reported unaudited consolidated net income to common shareholders for the twelve months ended December 31, 2012 of $2.1 million or $0.62 per share (fully diluted) compared to $1.9 million or $0.65 per share (fully diluted) for the twelve months ended December 31, 2011. For the three months ended December 31, 2012, net income to common shareholders was $0.7 million or $0.15 per share (fully diluted) compared to $0.4 million or $0.15 per share for the three months ended December 31, 2011.

As previously announced, the Company completed its acquisition of Alliance Bankshares Corporation ("Alliance") on December 21, 2012. Excluding net one-time merger expenses, net income to common shareholders was $3.3 million ($0.98 per fully diluted share) for the twelve months ended December 31, 2012, an increase of $1.4 million or 70.2% from the prior year. This increase is attributable to continued growth in loans supported by growth in lower cost, core deposits.

Shaza Andersen, President and CEO of the Company, said, "I am extremely pleased to report the accomplishments of our team in 2012. With the Alliance acquisition, we increased our asset size to more than $1 billion and significantly enhanced our market footprint in Northern Virginia. We finished the year with more than $100 million in equity capital, and our common stock is now publicly traded on the NASDAQ under the symbol 'WFBI'. Finally, excluding the impact of the Alliance acquisition, we grew our core loan and deposit business by 12.4% and 19.0%, respectively, and exceeded our net income budget for the year. Going forward, we expect that 2013 will be primarily devoted to integrating the Alliance employees and customers into WashingtonFirst and to consolidating the future benefits of the acquisition, which we believe will be significant in the years to come."

Balance Sheet & Asset Quality

As of December 31, 2012, total assets were $1.1 billion, an increase of 105% compared to December 31, 2011. This increase included $482 million in assets from the acquisition of Alliance. Total loans increased $333.4 million (79.4%) from December 31, 2011 to December 31, 2012. Excluding the Alliance acquisition, total loans grew 2.2% from September 30, 2012 and 12.4% from December 31, 2011. Total deposits increased $493.7 million (103.1%) from December 31, 2011 to December 31, 2012. Excluding the Alliance acquisition, total deposits grew 9.9% from September 30, 2012 and 19.0% from December 31, 2011.

Non-performing assets totaled $22.7 million at December 31, 2012. This is an increase of $15.7 million over the prior period ending December 31, 2011, and is primarily attributable to the acquisition of Alliance, which contributed $11.4 million in non-performing assets, and a $3.5 million increase in non-accrual loans. Net charge-offs were $1.9 million or 0.43% of average loans for the twelve months ended December 31, 2012, compared to $0.8 million or 0.22% of average loans for the year ended December 31, 2011. This increase in net charge-offs is primarily attributable to purchased loan participations.

In accordance with accounting for business combinations, the Company recorded the assets and liabilities acquired from Alliance at their estimated fair value on December 21, 2012, the acquisition date. The determination of the fair value of the acquired assets resulted in a $10.4 million write down in the value of certain loans and other real estate owned. This write down will be amortized over the remaining lives of the loans.

The Company's allowance for loan losses was 0.83% of total gross loans as of December 31, 2012, compared to 1.17% at December 31, 2011. The decrease in this ratio is primarily attributable to the fact that the loans acquired from Alliance were recorded at fair value, and Alliance's allowance for loan losses was eliminated, in accordance with acquisition accounting rules. Based on the Company's internal analysis, the ratio of non-performing assets, and the satisfactory historical performance of the loan portfolio, management believes the allowance continues to appropriately reflect the inherent risk of loss in the Company's portfolio and the current economic climate.

About The Company

The Company is the parent company of the Bank, a $1.1 billion bank headquartered in Reston, VA. With 16 offices in the greater Washington, DC metropolitan area, WashingtonFirst is a community oriented bank that provides competitive financial services to local businesses and consumers.

Cautionary Statements About Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. These forward-looking statements include, but are not limited to, statements about the Company's goals, intentions, earnings and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals. Additional forward-looking statements are included regarding the merger between the Company and Alliance. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company's market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations with Alliance, the ability to avoid customer dislocation during the period leading up to and following the merger, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on such forward-looking statements. Past results are not necessarily indicative of future performance. The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Additional documents are available free of charge at the SEC's web site, www.sec.gov and on the Company's website at www.wfbi.com under the tab "About the Bank" and then under the heading "Investor Relations" or by contacting the Company's Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

Information about the directors and executive officers of the Company is set forth in the Company's proxy statement and prospectus dated November 9, 2012 available on the SEC's website at www.sec.gov.

For additional information or questions, please contact:

Matthew R. Johnson

Executive Vice President & Chief Financial Officer

WashingtonFirst Bankshares Inc.

11921 Freedom Drive, Suite #250

Reston, VA 20190

(703) 840-2422

MJohnson@WFBI.com

www.WFBI.com

WashingtonFirst Bankshares Inc.

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)
	Three months ended		Twelve months ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
	Unaudited		Unaudited
RESULTS OF OPERATIONS:
Net interest income	$ 6,380	$ 5,358	$ 22,927	$ 19,378
Provision for loan losses	639	806	3,225	2,301
Non-interest income	2,915	407	3,884	1,159
Non-interest expense	7,726	4,036	20,178	13,835
Income before taxes	930	923	3,408	4,401
Income tax	211	446	1,173	1,794
Net income	719	477	2,235	2,607
Dividend on preferred shares	44	44	178	677
Net income - common	$ 675	$ 433	$ 2,057	$ 1,930

PER SHARE DATA:
Basic earnings per share	$ 0.15	$ 0.15	$ 0.63	$ 0.67
Diluted earnings per share	$ 0.15	$ 0.15	$ 0.62	$ 0.65
Book value per common share	$ 11.73	$ 12.26	$ 11.73	$ 12.26
Tangible book value per common share	$ 11.16	$ 11.03	$ 11.16	$ 11.03
Wgt Average shares - basic	4,337,954	2,909,186	3,267,478	2,901,175
Wgt Average shares - diluted	4,458,625	2,961,619	3,338,152	2,967,021
Common shares outstanding	7,143,781	2,909,186	7,143,781	2,909,186

NON-GAAP MEASURES:
Net income - common, excluding net one-time merger related effects	$ 699	$ 433	$ 3,283	$ 1,929
Basic earnings per share, excluding net one-time merger related effects	$ 0.16	$ 0.15	$ 1.00	$ 0.67
Diluted earnings per share, excluding net one-time merger related effects	$ 0.16	$ 0.15	$ 0.98	$ 0.65

SELECTED RATIOS:
Return on average assets, annualized	0.45%	0.36%	0.39%	0.53%
Return on average equity, annualized	4.62%	3.56%	3.96%	5.24%
Return on average common equity, annualized	6.27%	4.84%	5.78%	7.58%
Net interest margin	4.03%	4.07%	4.08%	4.02%
Efficiency ratio	80.66%	60.31%	71.09%	66.33%

	As of
	12/31/2012	12/31/2011
	Unaudited
BALANCE SHEET DATA:
Total Loans	$ 753,355	$ 419,937
Allowance for loan loss	6,260	4,932
Earning Assets	1,111,261	550,174
Total Assets	1,147,818	559,462
Deposits	972,660	479,001
Stockholders' Equity	101,580	53,477
Stockholders' Equity (Common)	83,784	35,681

ASSET QUALITY:
Restructured loans	$ 3,782	$ 3,226
Loans more than 90 days past due	-	-
Non-accrual loans	15,550	3,078
Other real estate owned	3,294	-
Other non-performing assets	106	683
Total non-performing assets	$ 22,732	$ 6,987
Allowance for loan losses to total loans	0.83%	1.17%
Allowance to non-performing loans	32.38%	78.23%
Net charge-offs to average loans, annualized	0.43%	0.22%
Non-performing assets to total assets	1.98%	1.25%

CAPITAL RATIOS:
Tier 1 risk-based capital ratio	12.35%	10.73%
Total risk-based capital ratio	14.37%	11.84%
Leverage ratio	15.23%	9.06%
Common equity to total assets	7.30%	6.38%